                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                          NAUTICA ENTERPRISES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           NAUTICA ENTERPRISES, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                                                              New York, New York
                                                                    June 1, 1999

To the Stockholders of
NAUTICA ENTERPRISES, INC.

     The Annual Meeting of Stockholders of Nautica Enterprises, Inc. will be held on July 1, 1999 at the offices of the Company, 40 West 57th Street, New York, New York, at 10:00 a.m. for the following purposes:

     (1) To elect directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

     (2) To reapprove material terms of the Nautica Enterprises, Inc. Incentive Compensation Plan as required by Section 162(m) of the Internal Revenue Code; and

     (3) To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on May 24, 1999 are entitled to notice of and to vote at the meeting and any adjournment or adjournments thereof.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE PRESENTED TO THE MEETING, ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED WITHIN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                              HARVEY SANDERS,
                                                  Chairman

                           NAUTICA ENTERPRISES, INC.
                              40 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This proxy statement is furnished with respect to the solicitation of proxies by the Board of Directors of Nautica Enterprises, Inc. (the "Company") for the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on July 1, 1999 and at any adjournment or adjournments thereof, at 40 West 57th Street, 7th floor, New York, New York. The approximate date on which the proxy statement and form of proxy was first sent or given to stockholders was June 1, 1999.

     Proxies in the accompanying form which are properly executed and duly returned to the Board of Directors will be voted at the meeting. Any proxy may be revoked by the stockholder at any time prior to its being voted. Such revocation shall be effective upon receipt of a written notice by the Secretary of the Company at the address specified above.

     The expense of the solicitation of proxies for the meeting, including the cost of mailing, will be borne by the Company. In addition to mailing copies of the enclosed proxy materials to stockholders, the Company may request persons, and reimburse them for their expenses with respect thereto, who hold stock in their names or custody or in the names of nominees for others to forward copies of such materials to those persons for whom they hold stock of the Company and to request authority for the execution of the proxies. In addition to the solicitation of proxies by mail, it is expected that some of the officers, directors, and regular employees of the Company, without additional compensation, may solicit proxies on behalf of the Board of Directors by telephone, telefax, and personal interview.

     As of the close of business on May 24, 1999, the date for determining the stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof, there were issued and outstanding 34,572,721 shares of the Company's Common Stock, the holders thereof being entitled to one vote per share. The presence at the Annual Meeting of a majority of such shares, in person or by proxy, are required for a quorum.

     The form of proxy solicited by the Board of Directors affords stockholders the ability to specify a choice among approval of, disapproval of, or abstention with respect to, each matter to be acted upon at the Annual Meeting. Shares represented by the proxy will be voted and, where the solicited stockholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified.

                             ELECTION OF DIRECTORS

     The persons named in the accompanying proxy intend to vote for the election as directors the seven nominees listed herein. All of the nominees have consented to serve if elected. All directors will be elected to hold office until the next annual meeting of stockholders, and, in each case, each director will serve until his successor is elected and qualified or until his earlier resignation or removal. If a nominee should be unable to act as a director, which is not anticipated, the persons named in the proxy will vote for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Each of the nominees presently serves as a director.

     Set forth below is biographical information for each of the nominees. Unless otherwise indicated, each has served in his stated capacity for the last five years:

     Robert B. Bank, age 52, has been a Director of the Company since 1989. He is President of Robert B. Bank Advisory Services, a venture capital firm, a Director of Jos. A. Bank Clothiers, Inc., a publicly held retailer of men's tailored clothing, and a Director of several privately held companies.

     David Chu, age 44, joined the Company in 1984 and became a Director in 1987. He has served as Executive Vice President of the Company since 1989 and President of Nautica International, Inc. and Nautica Apparel, Inc., each wholly owned subsidiaries of the Company, since 1984.

     George Greenberg, age 77, has been a Director of the Company since 1988. He is Vice Chairman and a Director of Guilford Mills, Inc., a textile manufacturer. Mr. Greenberg is the father-in-law of Harvey Sanders, Chairman of the Board and President of the Company.

     Israel Rosenzweig, age 51, has been a Director of the Company since 1990. He was a Director of Bankers Federal Savings FSB, a savings and loan association from 1993 through April 1997, and its Executive Vice President and Chief Lending Officer from November 1994 through April 30, 1997. From May 1, 1997 to March 31, 1998, Mr. Rosenzweig was associated on a full-time basis with Gould Investors L.P., a limited partnership which owns a diverse real estate portfolio. Since April 1, 1998, Mr. Rosenzweig has served as President of BRT Funding Corp., a wholly-owned subsidiary of BRT Realty Trust, and as Senior Vice President of BRT Realty Trust. He was a Trustee of BRT Realty Trust from 1984 to December 1996, its President and Chief Executive Officer from 1984 to March 1995, and Vice Chairman of its Board from March 1996 to December 1996.

     Harvey Sanders, age 49, has been President, Chief Executive Officer and a Director of the Company since 1977 and Chairman of the Board since October 1993.

     Charles H. Scherer, age 55, has been a Director of the Company since May 1994. He is managing partner of Hughes Hubbard & Reed LLP, an international law firm which provides legal services to the Company.

     Ronald G. Weiner CPA, 53, has been a Director of the Company since October 1995. He is President of Perelson Weiner, a certified public accounting firm based in New York City.

     Shares represented by proxies solicited by the Board of Directors will, unless contrary instructions are given, be voted in favor of the election as Directors of the nominees named above. If a stockholder wishes to withhold authority to vote for any nominee, such stockholder can do so by following the directions set forth on the form of proxy solicited by the Board of Directors or on the ballot distributed at the Annual Meeting if such stockholder wishes to vote in person. Directors shall be elected by a plurality vote of the shares of Common Stock present in person or represented by proxy at the meeting. Abstentions and broker non-votes will not have the effect of votes in opposition to a person nominated as a Director.

     During fiscal year 1999, the Board of Directors held seven meetings. The Compensation Committee of the Board of Directors is comprised of Messrs. Bank, Rosenzweig and Weiner. The Compensation Committee reviews the Company's compensation policies and practices and develops recommendations with respect to compensation for the Company's senior executives. The Audit Committee of the Board of Directors is comprised of Messrs. Bank, Scherer, Rosenzweig and Weiner. The Audit Committee reviews the audit plan with the Company's independent accountants, the scope and results of their audit and other related audit and accounting issues. During fiscal year 1999, the Compensation Committee held two meetings and the Audit Committee held one meeting. The Board of Directors as a whole proposes nominees for election to the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding ownership of the Company's Common Stock as of May 21, 1999 (May 1, 1999 with respect to FMR Corp.) by all stockholders known to the Company to have been beneficial owners of more than five percent of its Common Stock, by each nominee for Director, by each of the executive officers of the Company included in the Summary Compensation Table below, and all directors and executive officers as a group.

                                                           AMOUNT BENEFICIALLY    PERCENT OF
NAME OF BENEFICIAL OWNER(1)                                    OWNED(2)(3)         CLASS(%)
---------------------------                                -------------------    ----------
Robert B. Bank...........................................          64,550               *
David Chu................................................       1,254,416             3.5
George Greenberg.........................................          48,984               *
Jeffrey Matthews.........................................          34,888               *
Paulette McCready........................................          63,050               *
Israel Rosenzweig........................................          20,800               *
Harvey Sanders...........................................       4,227,440            11.9
Charles H. Scherer.......................................          22,300               *
Ronald G. Weiner.........................................          17,500               *
John Wetzler.............................................         102,400               *
All Directors and Executive Officers as a group..........       5,856,328            15.7
FMR Corp.(4).............................................       4,156,200            12.0

---------------
 *  Indicates holdings of less than 1%.

(1) The address for each of the executives named in the table above is c/o Nautica Enterprises, Inc., 40 West 57th Street, New York, New York 10019.

(2) Directly and indirectly. The inclusion of securities owned by others as beneficially owned by the respective nominees and officers does not constitute an admission that such securities are beneficially owned by them. All of the named individuals have, except as set forth in
    Note 3 below, sole voting and investment powers with respect to the aforesaid shares.

(3) Includes the following shares which may be acquired pursuant to existing stock options which are exercisable on or before July 20, 1999: Robert B. Bank -- 54,550; David Chu -- 1,217,964; George Greenberg -- 14,800; Jeffrey Matthews -- 34,888; Paulette McCready -- 34,700; Israel Rosenzweig -- 20,800; Harvey Sanders -- 1,091,000; Charles H. Scherer -- 17,800; Ronald G. Weiner -- 10,000; and, John Wetzler -- 102,400. With respect to Mr. Sanders, includes 1,200,000 shares owned by the Harvey Sanders Grantor Retained Income Trust. Such trust has sole voting and investment power with respect to such shares.

(4) The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. FMR Corp. is deemed to have sole voting power to 325,900 shares and sole dispositive power to 4,156,200 shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended February 27, 1999, and February 28, 1998 and 1997, the cash compensation paid by the Company and its subsidiaries, to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company other than the Company's Chief Executive Officer as of February 27, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                           ANNUAL         COMPENSATION
                                                        COMPENSATION         AWARDS
                                                      -----------------   ------------    ALL OTHER
                                                      SALARY     BONUS      OPTIONS      COMPENSATION
         NAME AND PRINCIPAL POSITION           YEAR     ($)       ($)         (#)           ($)(1)
         ---------------------------           ----   -------   -------   ------------   ------------
Harvey Sanders...............................  1999   846,022   727,900     200,000         2,554
  Chairman of the Board,                       1998   822,050   921,000     175,000         2,513
     Chief Executive Officer and President     1997   770,370   891,000     200,000         2,479

David Chu....................................  1999   814,730   582,500     200,000         5,569
  Executive Vice President and                 1998   796,547   734,900     175,000         5,411
     President/CEO -- Nautica International,   1997   697,463   741,000     200,000         5,536
     Inc. and Nautica Apparel, Inc.,
     wholly-owned subsidiaries of the Company

Jeffrey Matthews.............................  1999   232,950   111,000       6,000         2,250
  President -- Nautica Furnishings, Inc.,      1998   225,750    41,000       3,000         2,250
     a wholly-owned subsidiary of the Company  1997   215,000    31,000       3,000         2,250

Paulette McCready............................  1999   379,259   211,000      33,500         2,250
  President -- Nautica Jeans Company,          1998   341,089   201,000      25,000         2,250
     a wholly-owned subsidiary of the Company  1997   229,500   251,000      24,000         2,250

John Wetzler.................................  1999   293,550   161,000      42,000         2,250
  President -- Nautica Retail USA, Inc.,       1998   285,000   261,000      40,000         2,250
     a wholly owned subsidiary of the Company  1997   242,780   211,000      40,000         2,250

---------------
(1) "All Other Compensation" is comprised of contributions made by the Company to the named executives pursuant to the Company's 401(k) Plan and, with respect to Messrs. Sanders and Chu, additional amount of $304 and $3,319, respectively, representing the economic value attributable to each of them for split-dollar life insurance.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options during fiscal year 1999 under the Company's 1996 Stock Incentive Plan to each of the Company's executives listed in the Summary Compensation Table above receiving stock options during such period.

     The table also illustrates the Grant Date Present Value of those stock options based upon the Black-Scholes Model of Valuation, without giving effect to the non-transferability or vesting requirements of the options.

     No matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the Company's Common Stock at a future date. If the price of the Company's Common Stock increases, all stockholders will benefit commensurably with the optionees.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                NUMBER OF
                               SECURITIES         % OF TOTAL
                               UNDERLYING       OPTIONS GRANTED    EXERCISE OR                   GRANT DATE
                             OPTIONS GRANTED     TO EMPLOYEES      BASE PRICE     EXPIRATION      PRESENT
           NAME                  (#)(1)         IN FISCAL YEAR       ($/SH)          DATE       VALUE($)(2)
           ----              ---------------    ---------------    -----------    ----------    ------------
Harvey Sanders.............      200,000             21.15            25.31        4/28/08       2,226,000
David Chu..................      200,000             21.15            25.31        4/28/08       2,226,000
Jeffrey Matthews...........        6,000               .63            25.31        4/28/08          66,780
Paulette McCready..........       33,500              3.54            25.31        4/28/08         372,855
John Wetzler...............       42,000              4.44            25.31        4/28/08         467,460

---------------
(1) All options were granted at market value at the date of grant, April 28, 1998, for a term of ten years, subject to earlier termination in certain instances related to termination of employment. All option grants are exercisable cumulatively in five equal annual installments commencing one year following the date of grant.

(2) The amounts shown assume a value based on the Black-Scholes Model of Valuation. The assumptions used were as follows: volatility -- 55%; risk-free rate of return -- 6.0%; and, assumed time of exercise -- 7 years. No adjustments were made for non-transferability or risk-of-forfeiture. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. The stock options will have no value to the executives named above or other optionees if the price of the Company's Common Stock does not increase above the exercise price of the option.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Company's executives listed in the Summary Compensation Table above, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the 1999 fiscal year:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                          NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                            SHARES                        OPTIONS AT FY-END (#)            AT FY-END ($)
                          ACQUIRED ON       VALUE       -------------------------    -------------------------
          NAME            EXERCISE(#)    REALIZED($)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
          ----            -----------    -----------    -------------------------    -------------------------
Harvey Sanders..........        --              --            904,600/567,400            7,661,739/599,916
David Chu...............        --              --          1,031,564/567,400           11,171,620/599,916
Jeffrey Matthews........     7,000         143,570             32,488/ 10,200              414,748/      0
Paulette McCready.......    28,350         297,021              9,800/ 82,300                    0/ 73,596
John Wetzler............        --              --             67,200/282,663              117,800/ 96,822

DIRECTOR COMPENSATION

     During fiscal year 1999, each nonemployee Director received compensation of $2,000 for each Board and committee meeting attended, and an annual fee of $20,000. No fees are payable to officers and employees of the Company who serve as Directors. During fiscal year 1999, each of Messrs. Bank, Greenberg, Rosenzweig, Scherer and Weiner were granted 4,000 options at an exercise price of $25.31 per share. The options are exercisable cumulatively in two equal annual installments commencing one year from the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Messrs. Sanders and Chu have entered into an agreement that provides that upon the death of either of them, the Company will purchase a portion of the shares of Common Stock of such stockholder. The Company has obtained policies of life insurance on the lives of such stockholders for the purpose of utilizing the proceeds from such insurance for the purchase of the shares. The agreement provides for the Company to purchase the shares of the deceased stockholder at a value which is equal to the average of the last sale price as reported on the National Market List of the NASDAQ (or the closing price if the shares are listed on a national securities exchange) for the thirty trading days prior to the date of death of the deceased stockholder. The Company's obligation to purchase the Common Stock of the deceased stockholder is limited to the life insurance proceeds received by the Company on the death of such stockholder. The agreement also provides, as soon after the death of the stockholder as is practicable, for the filing of a registration statement with the Securities and Exchange Commission for a secondary offering to provide for the sale of the balance of the shares owned by the deceased stockholder.

     Mr. David Chu, Executive Vice President of the Company and President of Nautica Apparel, Inc. and Nautica International, Inc., both wholly owned subsidiaries of the Company, is entitled to receive 50% of the net income Nautica Apparel, Inc. receives from all royalty income earned with respect to the Nautica name and trademarks. For the fiscal year ended February 27, 1999, Mr. Chu earned net royalty income of $5,281,211. Through a separate arrangement, Mr. Chu is entitled to receive, subject to certain conditions, up to 1.5% of the net sales of certain new products. For the year ended February 27, 1999, Mr. Chu received payments of $15,195 based upon the net sales of such products.

     During fiscal year 1999, the Company paid $738,192 to the law firm of Hughes Hubbard & Reed LLP for professional services rendered to the Company. Samuel Sultanik, Esq., the brother-in-law of Harvey Sanders, Chairman of the Board, Chief Executive Officer and President of the Company, is a partner of Hughes Hubbard & Reed LLP and Charles H. Scherer, Esq., a Director of the Company, is managing partner of Hughes Hubbard & Reed LLP.

     During fiscal year 1999, the Company paid $297,657 to the firm of Tuller McNealus Feld and Chu for interior design and related services provided to the Company. Mr. Peter Chu, the brother of David Chu, Executive Vice President of the Company, is a stockholder and Vice President in such firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of its Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     The Company believes that, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, during fiscal year 1999 all filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with, except that Mr. Weiner inadvertently filed one late report for two purchases of Common Stock of the Company.

EMPLOYEE CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into agreements with Messrs. Sanders, Chu and Wetzler providing that in the event of a change in control of the Company, as defined in the agreements, each has the right to receive a lump sum payment upon termination of employment other than for cause or permanent disability or resignation for good reason within three years after the change in control. At February 27, 1999, the maximum amount payable to Mr. Sanders, Mr. Chu and Mr. Wetzler under such agreements was $4,734,400, $4,186,300 and $1,454,500, respectively.

     The Company has entered into split-dollar agreements with trusts established by each of Mr. Sanders and Mr. Chu. Pursuant to each of the agreements, the Company pays the annual premium on specified life insurance policies owned by each of the trusts, net of the amount of the "economic benefit" attributable to each of the employees. The amount of the premiums paid by the Company constitutes indebtedness from each of the trusts to the Company and is secured by collateral assignments of each of the insurance policies to the Company. The annual premium payable by the Company for the benefit of Mr. Sanders' trust is $57,230 and for Mr. Chu's trust, $48,113. Upon termination of each of the agreements, the Company is entitled to receive from each of the trusts the amount equal to the aggregate premiums which it has paid. The face value of the policy for Mr. Sanders' trust is $5,000,000 and for Mr. Chu's trust, $4,950,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert B. Bank, Israel Rosenzweig and Ronald G. Weiner served as members of the compensation committee (the "Compensation Committee") of the Board of Directors during fiscal year 1999.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors consists of three non-employee directors. The Committee reviews the Company's executive compensation policies and practices and develops recommendations to the Board with respect to compensation for the Company's senior executives. In fiscal year 1998, the Board adopted an executive compensation program to provide a framework for administering the Company's executive compensation program. The Committee also administers the Company's Incentive Compensation Plan and the 1996 Stock Incentive Plan.

     The goals of the Company's compensation policies are as follows:

     - to attract, retain, reward and motivate executive officers and employees by establishing compensation levels generally competitive with the marketplace;

     - to align executive compensation with the Company's business objectives;

     - to position compensation to reflect the individual's performance as well as the level of responsibility, skill and strategic value of the executive; and

     - to align the interests of the Company's employees with those of its stockholders.

     In setting compensation, the Compensation Committee reviews, with the assistance of independent compensation consultants, available information for similar positions or levels at comparable companies. Such companies include a diverse range of apparel manufacturers with sales within, below and above the range of sales of the Company. The Compensation Committee has adopted a policy to seek to maintain executive compensation within the deduction cap of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Company's executive compensation program consists of three main components: base salary, cash bonus or incentive awards, and long-term stock-based incentives. Base salaries are determined with reference to a competitive norm and job grades with consideration given to the executive's strategic value, experience, proficiency and performance. Ranges of salary are assigned to each grade with a minimum salary representing the lowest entry level, a midpoint salary representing a market value of experienced good performers and a maximum salary representing the highest value for the most experienced and proficient employees. Cash bonuses to eligible employees are based upon a formula to provide a direct "pay-for-performance" vehicle. The annual bonus also serves to focus executives on those activities that most directly affect shareholder value which are within their control and for which they are held accountable. At the beginning of the fiscal year, specific performance measures and goals are established based upon corporate and/or business unit profitability and individual performance. Each participant is assigned a target bonus award opportunity that relates to his or her level. That target award level represents the level of bonus payment the participant can expect to earn in the event all performance goals are achieved at 100% during the ensuing fiscal year. When performance levels exceed or fall below expectations, actual awards are proportionately increased or decreased from the target, with bonuses "at risk." In fiscal year 1999, the target levels established at the corporate and business unit levels were based upon earnings.

     With respect to certain senior executives, including Harvey Sanders, the Chairman of the Board, President and Chief Executive Officer of the Company, and David Chu, the Executive Vice President of the Company, annual incentive award opportunities are set in accordance with the Company's Incentive Compensation Plan (the "Plan"). At the start of each fiscal year, the Compensation Committee, in consultation with management, establishes target levels of either earnings, net earnings and/or return on equity for the Company or a business unit. In fiscal year 1999, threshold levels of earnings were established. If the designated minimum level of earnings was not achieved, the participants would have received no incentive award for fiscal year 1999 performance under the Plan (although in its discretion, the Compensation Committee could have authorized an award outside of the Plan). During such year, the threshold level was exceeded and the participants received an incremental proportionately greater payment than the minimum. The Compensation Committee has established target levels for fiscal year 2000 based on earnings and has granted incentive award opportunities for such year to each of Messrs. Sanders and Chu.

     The Company's senior executives are eligible to receive stock options and/or restricted stock in accordance with the Company's 1996 Stock Incentive Plan. The objectives of such participation are to align executive and stockholder long term interests and to enable executives to develop a stock ownership position in the Company. The Compensation Committee has the responsibility of granting stock options and restricted stock awards to executive and management employees. In granting stock options, the Compensation Committee takes into account Company performance, subsidiary performance and individual performance, utilizing the same factors as those used in the determination of cash compensation. The Compensation Committee also takes into account the number of options held by an individual and the total number of stock options outstanding. All of the stock options granted to senior executives in fiscal year 1999 were exempt from the deduction cap of Section 162(m) of the Code in accordance with the regulations promulgated thereunder.

     The Chairman of the Board, President and Chief Executive Officer of the Company is Harvey Sanders. The criteria by which the Compensation Committee determines salary, bonus and the grant of stock options for senior executives, as set forth above, is also utilized by the Compensation Committee in determining cash compensation and stock option awards for Mr. Sanders.

                                          Compensation Committee

                                          Robert B. Bank
                                          Israel Rosenzweig
                                          Ronald G. Weiner

PERFORMANCE GRAPH

     The following performance graph assumes $100 invested in Nautica Enterprises, Inc. Common Stock, the NASDAQ Stock Market (U.S.) and S&P Textiles Index on March 1, 1994. Where applicable, it assumes reinvestment of dividends.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
           NAUTICA ENTERPRISES, INC., NASDAQ STOCK MARKET (U.S.) AND
         S&P TEXTILES INDEX FOR THE FIVE YEARS ENDED FEBRUARY 27, 1999

                                                                               NASDAQ STOCK MARKET
                                                NAUTICA ENTERPRISES, INC.            (U.S.)                S&P TEXTILES INDEX
                                                -------------------------      -------------------         ------------------
'1994'                                                   100.00                      100.00                      100.00
'1995'                                                   124.50                      101.41                       96.27
'1996'                                                   246.02                      141.30                      111.35
'1997'                                                   300.01                      168.54                      156.12
'1998'                                                   345.76                      230.61                      174.69
'1999'                                                   180.01                      300.16                      138.58

           PROPOSAL TO REAPPROVE THE MATERIAL TERMS OF THE COMPANY'S
                          INCENTIVE COMPENSATION PLAN

     In 1994, the Stockholders approved the Nautica Enterprises, Inc. Incentive Compensation Plan (the "Plan") in order to comply with the provisions of Section 162(m) of the Internal Revenue Code, as amended (the "Code"). The provisions of
Section 162(m) require that the material terms of the Plan, as defined in such provisions, be disclosed to and reapproved by stockholders no less often than approximately every five years in order for the Company to continue to obtain a deduction for awards paid under the Plan to any executive officer of the Company whose compensation for the year is in excess of $1 million. Accordingly, the Stockholders are being requested to again approve the material terms of the Plan. If approved, and unless the material terms of the Plan are subsequently changed, the Plan will meet the stockholder requirements of Section 162(m) until 2004.

     Material terms of the Plan for eligible executives are outlined below.

     Eligible Participants. The Committee of the Plan selects all participants under the Plan from officers and other key employees of the Company and its subsidiaries or other entities in which it has a significant equity interest.

     Performance Goals. No later than the 90th day of each performance period, the Committee of the Plan will establish for each participant the objective performance goals based on earnings before income taxes, net earnings and return on equity for the Company or business unit. The Committee must certify the attainment of the applicable performance goal before an award is paid.

     Maximum Payments. The maximum payment that can be made to a participant for any annual award is 5% of the Company's operating profit for the applicable Plan year. The maximum individual payment for any long-term award is 2% of the Company's cumulative operating profit for the applicable three-year performance period. The Committee may at any time reduce or eliminate awards otherwise payable under the Plan.

     Amendments. The Committee may amend the Plan, provided that no amendment may be made that would increase the maximum individual payment limits for annual and long-term awards or that would otherwise cause the Plan not to comply with the performance-based requirements of Section 162(m) of the Code.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" REAPPROVAL OF THE MATERIAL TERMS OF THE INCENTIVE COMPENSATION PLAN.

     A vote in favor of this proposal will be treated as a vote to approve each of the material terms of the Incentive Compensation Plan described above for purposes of the exemption from the limitations of Section 162(m) of the Code. The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting is required for approval. Abstentions will have the same effect as a vote against the proposal; broker non-votes will have no effect on the outcome of the vote.

                           APPOINTMENT OF ACCOUNTANTS

     The Board of Directors has selected Grant Thornton LLP as the independent public accountants who will make an examination of the accounts of the Company for the year ending March 4, 2000. A representative from Grant Thornton LLP is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if that representative so desires.

                PROPOSALS BY STOCKHOLDERS -- 2000 ANNUAL MEETING

     All proposals by stockholders intended to be presented at the next annual meeting of stockholders (to be held in July 2000) must be received by the Company at its office at 40 West 57th Street, New York, New York 10019, no later than March 1, 2000 in order to be included in the proxy statement and form of proxy relating to such meeting. All such proposals must comply with applicable Securities and Exchange Commission rules and regulations.

                                 OTHER BUSINESS

     Management is not aware of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, should any other business properly come before the meeting, or any adjournment or adjournments thereof, the enclosed Proxy confers upon the persons entitled to vote the shares represented by such Proxies, discretionary authority to vote the same in respect to any such other business in accordance with their best judgment in the interest of the Company.

     MANAGEMENT UNDERTAKES TO PROVIDE ITS STOCKHOLDERS WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY SUCH STOCKHOLDER BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULE FILED THEREWITH. WRITTEN REQUEST FOR SUCH REPORT SHOULD BE ADDRESSED TO NEAL S. NACKMAN, VICE PRESIDENT FINANCE, NAUTICA ENTERPRISES, INC., 40 WEST 57TH STREET, NEW YORK, NEW YORK 10019. VERBAL REQUESTS SHOULD BE MADE BY TELEPHONE TO SUCH PERSON AT (212) 541-5990.

     Stockholders are urged to sign and date the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the envelope enclosed for that purpose. Unless a contrary direction is indicated, Proxies will be voted for the election as directors of the nominees listed in this Proxy Statement and for the other proposals contained in this Proxy Statement. The Proxy does not affect the right to vote in person at the meeting and may be revoked by the stockholder who executed it any time prior to its being voted.

                                          By Order of the Board of
                                                 Directors

                                              HARVEY SANDERS,
                                                 Chairman

June 1, 1999

                                                                       EXHIBIT A

                           NAUTICA ENTERPRISES, INC.

                          INCENTIVE COMPENSATION PLAN

SECTION 1.  PURPOSE

     The purpose of this Plan is to recognize and reward key employees of the Company for the attainment of established performance goals reflecting both annual and long-term result which further the success of the Company.

SECTION 2.  DEFINITIONS

     For Plan purposes, the following terms shall have the following respective meanings:

     (a) "Award" means a payment or payment opportunity granted to a Participant pursuant to Section 5 of the Plan.

     (b) "Board" means the Board of Directors of Nautica Enterprises, Inc.

     (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (d) "Committee" means a committee designated by the Board and comprised of two or more non-employee members of the Board, each of whom is an "outside director" within the meaning of Section 162(m) of the Code.

     (e) "Company" means Nautica Enterprises, Inc., including any subsidiary and division, and any other entity in which the Company has a significant equity interest, as determined by the Committee.

     (f) "Earnings Before Income Taxes" means such amount as is reported in the Company's annual report to stockholders, or comparable amount for a subsidiary or division, for the applicable period.

     (g) "Net Earnings" means such amount as is reported in the Company's annual report to stockholders, but before extraordinary items and the cumulative effect of accounting changes, for the applicable period, or comparable amount for a subsidiary or division, for the applicable period.

     (h) "Operating Profit" means such amount of income from operations as is reported in the Company's annual report to stockholders, or comparable amount for a subsidiary or division, for the applicable period.

     (i) "Participant" means an employee of the Company designated by the Committee to receive an Award.

     (j) "Performance Period" means either, as designated by the Committee, a single fiscal year of the Company, or three successive fiscal years of the Company, or such other period designated by the Committee.

     (k) "Plan" means the Incentive Compensation Plan as set forth herein and as may be amended from time to time pursuant to Section 14.

     (l) "Return on Equity" means the quotient resulting from dividing Net Earnings, by average stockholders' equity, as reported in the Company's annual report to stockholders, for the applicable period.

SECTION 3.  ADMINISTRATION

     (a) The Committee shall have full power and authority to construe, interpret and administer the Plan and to make rules and regulations subject to the provisions of the Plan. All decisions, actions, determinations and interpretations of the Committee shall be made in its sole discretion and shall be final, conclusive and binding on all parties.

     (b) No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him, or on his behalf, in his capacity as a member of the Committee or for any mistake of judgment made in good faith. To the extent permitted by law, the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of the Company to whom any duty or power relating to the administration of the Plan has been delegated, against any cost or expense (including counsel and related fees) or liability (including any sum paid in settlement of a claim with approval of the Committee) arising out of any act or omission in connection with the Plan unless arising out of such person's own fraud, gross negligence, willful misconduct or bad faith.

SECTION 4.  ELIGIBILITY FOR PARTICIPATION

     (a) The Committee shall select Participants from among officers and other key employees of the Company. No member of the Committee or other non-employee member of the Board shall participate in the Plan.

     (b) The Committee may also grant an Award to a person (or his or her beneficiary or estate) who has terminated employment with the Company prior to the end of a Performance Period based on the terms of the Award or the Committee's determination that the person is deserving of such an Award.

SECTION 5.  DETERMINATION AND PAYMENTS OF AWARD

     (a) For each Performance Period, the Committee shall, in its discretion, establish target award levels and respective performance measures(s) which are to be attained for the applicable Award(s). The performance measures used shall be Earnings Before Income Taxes, Net Earnings and Return on Equity, either solely or in combination, as established in the discretion of the Committee. The Committee shall have the right to reduce or eliminate Awards otherwise payable under the Plan.

     (b) Following the conclusion of the applicable Performance Period, the Committee shall authorize the payment of Awards to Participants. However, an Award payment to any one Participant for a fiscal year Performance Period shall not exceed five percent (5%) of Operating Profit for such year and an Award payment to any one Participant for a three-year Performance Period shall not exceed two percent (2%) of cumulative Operating Profit for such period.

     (c) Awards may be paid in cash, shares of Common Stock or a combination and payments may be deferred pursuant to Section 7, all as determined by the Committee.

SECTION 6.  WITHHOLDING TAX

     The Company shall deduct from any payments under the Plan, a sufficient amount to cover withholding of any federal, state or local taxes required by law.

SECTION 7.  PAYMENT DEFERRALS

     The Committee may require or permit Participants to elect to defer the payment of Awards under such rules and procedures as it may establish under the Plan, including providing for the payment or crediting of interest on the deferred amounts or the payment or crediting of dividend equivalents if deferred amounts are denominated in Common Stock equivalents.

SECTION 8.  TRANSFERABILITY AND EXERCISABILITY

     Awards and rights to deferred payments, granted under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

SECTION 9.  OTHER BENEFIT AND COMPENSATION PROGRAMS

     Unless otherwise specifically determined by the Committee, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country, or benefits that may be provided pursuant to a contractual obligation of the Company. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

SECTION 10.  UNFUNDED PLAN

     Unless otherwise determined by the Committee, the Plan, and any deferred amounts under Section 7 hereof, shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

SECTION 11.  FUTURE RIGHTS

     No person shall have any claim or rights to be granted an Award under the Plan, and no participant shall have any rights under the Plan to be retained in the employ of the Company. Likewise, participation in the Plan will not in any way affect the Company's right to terminate the employment of the participant at any time with or without cause. Participation in the Plan with respect to any Performance Period shall not affect the Committee's right to include or exclude any person for participation with respect to any other Performance Period.

SECTION 12.  GOVERNING LAW

     The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of New York and applicable federal law.

SECTION 13.  SUCCESSORS AND ASSIGNS

     The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors.

SECTION 14.  AMENDMENT OR TERMINATION

     The Committee may from time to time amend or terminate the Plan, provided that no amendment shall increase the maximum amount payable to a Participant for a Performance Period as specified in Section 5; and further provided that no amendment will cause an Award to become subject to the tax deduction limitation contained in section 162(m) of the Code.

SECTION 15.  EFFECTIVE DATE

     The Plan shall become effective upon its approval by the stockholders of the Company. Such approval shall constitute the effectiveness of Awards granted by the Committee prior to such approval for purposes of qualifying such Awards for the performance-based exemption provided under section 162(m) of the Code.

     Approved by stockholders of the Company on July 12, 1994.

PROXY                                                                   PROXY

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

                           NAUTICA ENTERPRISES, INC.

             PROXY -- ANNUAL MEETING OF STOCKHOLDERS, JULY 1, 1999

THE UNDERSIGNED HEREBY APPOINTS HARVEY SANDERS AND DAVID CHU, AND EACH OF THEM, PROXIES AND ATTORNEYS-IN-FACT OF THE UNDERSIGNED, WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES THEM TO REPRESENT AND TO VOTE, AS DESIGNATED BELOW, ALL THE SHARES OF COMMON STOCK OF NAUTICA ENTERPRISES, INC. HELD OF RECORD BY THE UNDERSIGNED ON MAY 24, 1999 AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 1, 1999 OR ANY ADJOURNMENT THEREOF.

           (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                           Nautica Enterprises, Inc.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.   / /


                                                                    For all
                                                                    Except as
                                                 For     Withheld   Listed Below
    1.  ELECTION OF DIRECTORS:                   / /       / /          / /
        Nominees: Robert B. Bank, David Chu,
        George Greenberg, Israel Rosenzweig,
P       Harvey Sanders, Charles H. Scherer
        and Ronald G. Weiner.
R
        INSTRUCTION: To withhold authority
O       to vote for any individual nominee
        write that nominee's name in the
X       blank space below.

Y

                                                 For     Against        Abstain
    2.  Approval of a proposal to reapprove      / /       / /            / /
        the material terms of the Incentive
        Compensation Plan as required by
        Section 162(m) of the Internal
        Revenue Code.

   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED
   IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
   STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY
   WILL BE VOTED FOR PROPOSALS "1" AND "2".

          Dated: ________________________________

          _______________________________________

          _______________________________________
                 Signature of Stockholder(s)

          Please sign exactly as your name or names
          appear to the left hereof. When shares are
          held by joint tenants, both should sign.
          When signing as attorney, as executor,
          administrator, trustee or guardian, please
          give full title as such. If a corporation,
          please sign in full corporate name by
          President or other authorized officer. If
          a partnership, please sign in partnership
          name by authorized person.
________________________________________________________________________________
                         *     FOLD AND DETACH HERE     *